Exhibit 21.1
Exhibit 21.1 LIST OF SUBSIDIARIES OF ARCADIA RESOURCES, INC.
1.	American Oxygen and Medical Equipment, Inc., an Illinois corporation
d/b/a	Arcadia H.O.M.E. Remedy Therapeutics
2.	Arcadia Employee Services, Inc., a Michigan corporation

3.	Arcadia Health Services, Inc., a Michigan corporation
d/b/a	Arcadia Health Care Arcadia Technical Services Arcadia Services Temporary Health Care
4.	Arcadia Health Services of Michigan, Inc., a Michigan corporation
d/b/a	Arcadia Metrostaff Bestaff Arcadia HealthCare HHP Staffing Metrostaff Metrostaff Healthcare Services Metrostaff Staffing Services Temporary Health Care
5.	Arcadia Home Health Care Services, Inc. (f/k/a Arcadia Staff Resources, Inc.), a Michigan corporation

6.	Arcadia Home Health Products, Inc., a Delaware corporation

7.	Arcadia Home Oxygen & Medical Equipment, Inc., a Michigan corporation
d/b/a	Arcadia H.O.M.E. Arcadia Medical Products, Inc.
8.	Arcadia Products, Inc., a Delaware corporation

9.	Arcadia Services, Inc., a Michigan corporation

10.	Grayrose, Inc., a Michigan corporation
d/b/a	Arcadia Staff Resources BK Tool, Inc.
11.	Jascorp, LLC, a Wisconsin limited liability company

12.	PrairieStone Pharmacy, LLC, a Delaware limited liability company
d/b/a	Daily Med Pharmacy DailyMed DailyMedRx
13.	RKDA, Inc., a Michigan corporation